Exhibit 1

Nissin Information

August 4, 2005
1.     Operating Results for Q1 Ended June 30, 2005
     Nissin continued to improve marketing efficiency and, with its group strategy as a pillar, further concentrated on credit provision business for owners of SMEs during the April-June quarter. Consolidated operating results have generally been in line with forecasts and Nissin is confident in meeting the expectations of its stakeholders.
     Summary of Consolidated Operating Results

	(In millions of yen)
	Q1FY2004	Q1FY2005	% change
Operating Revenue	10,622	11,730	10.4%
Operating Income	2,896	1,668	(42.4)%
Ordinary Income	2,753	1,775	(35.5)%
Net Income	3,460	1,322	(61.8)%
2.     IR Road Show in London and New York
     Nissin presented its corporate strategy and directions to institutional investors during an IR Road Show held from July 7-13 in London and New York.
3.     Notice of Issuance of Stock Options in the Form of New Share Subscription Rights
     At the meeting of Board of Directors held on July 6, 2005, it was resolved that Nissin would issue new share subscription rights as stock options.
(For details, please refer to the press release dated on July 6, 2005.)
4.     Notice Regarding Adjustments in Financial Forecasts
     Nissin announced that it has revised its interim and full-year financial forecasts for the year ending March 31, 2006.
     (For details, please refer to the press release dated on August 4, 2005.)
5.     Announcement of Stock Split
     Nissin announced that it approved a stock split to return a part of its return to shareholders, and it believes that this stock split will allow investment in Nissin to be more accessible to a broader and more diversified base of investors and will improve trading liquidity.
(For details, please refer to the press release dated on August 4, 2005.)
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp